Exhibit 10.2

DELPHI TECHNOLOGIES PLC

RETENTION AGREEMENT

This RETENTION AGREEMENT (“Agreement”) is made and entered into as of November 7, 2018 (the “Effective Date”) by and between Delphi Technologies PLC (the “Company”) and Vivid Sehgal (the “the Executive”).

1. Definitions. Initially capitalized terms used in this Agreement without definition will have the meanings set forth below:

(a)	“Cause” will have the meaning set forth in the LTIP.

(b)	“Disability” will have the meaning set forth in the LTIP.

(c)	“Employer” means the Company or any affiliate that employs the Executive on the applicable date.

(d)	“Good Reason” means, with respect to the Executive, the occurrence, without the Executive’s consent, of any one or more of the following events:

(i)	a material diminution in the Executive’s base salary;

(ii)	a material diminution in the Executive’s authority, duties, or responsibilities;

(iii)	a relocation of the Executive’s principal place of employment more than fifty (50) miles from its then current location; or

(iv)	any other action or inaction that constitutes a material breach by the Company of the Executive’s employment agreement, if any.

The Executive must provide notice to the Company of the existence of any one or more of the conditions described in subparagraphs (i) through (iv) above within sixty (60) days of the initial existence of the condition, upon the notice of which the Company will have a period of thirty (30) days during which it may remedy the condition before the condition gives rise to Good Reason and, if such condition is not cured within the applicable cure period, the Executive’s Termination Date will occur on the expiration of such cure period.

(e)	“LTIP” means the Delphi Technologies PLC Long-Term Incentive Plan as in effect on the Effective Date.

(f)

‘Qualifying Termination” means the Executive’s Termination Date that occurs on account of (i) death, (ii) Disability, (iii) termination by the Employer without Cause, or (iv) termination by the Executive for Good Reason.

(g)

“Termination Date” means the date on which the Executive’s employment or other service with Company and its affiliates (including any successors to Company or any of its affiliates) terminates for any reason. The Executive’s employment or other service with Company will not be considered terminated if the Executive’s employment is transferred among or between Company and its affiliates or to a successor of Company and/or any of its affiliates. For the avoidance of doubt, if the Executive becomes employed by an entity into which Company or any of its affiliates is merged, or the purchaser of substantially all of the assets of Company, or a successor to such entity or purchaser, the Executive will not be treated as having terminated employment for purposes of determining whether he has incurred a Termination Date for purposes of this Agreement until such time as the Executive terminates employment with the merged entity or purchaser (or successor), as applicable. Notwithstanding anything herein (or any other agreement) to the contrary, the Termination Date shall occur as of the date the Executive’s active employment with the Company and its affiliates ceases and shall not be extended by any contractual, statutory or common law notice of termination period or other extension of service (such as “garden leave”).

(h)	“Vesting Date” means the earlier of (i) February 28, 2020 or (ii) the Executive’s Termination Date that occurs as a result of a Qualifying Termination.

2. Retention Bonus.

(a)

Generally. Subject to the terms and conditions of this Agreement, the Executive will be entitled to the payment of a “Retention Bonus” in an amount equal to US$1,500,000 provided that the Executive’s Termination Date does not occur prior to the Vesting Date occurring on February 28, 2020. The Vesting Date occurring on February 28, 2020 shall be the Vesting Date for purposes of Section 3. Except as specifically provided in paragraph (b), if the Executive’s Termination Date occurs prior to the Vesting Date occurring on February 28, 2020, he will have no rights to any portion of the Retention Bonus.

(b)

Qualifying Termination. Notwithstanding the provisions of paragraph (a), if the Executive’s Termination Date occurs due to a Qualifying Termination prior to the Vesting Date occurring on February 28, 2020, then, as of the Termination Date, the Executive will become vested in the entire Retention Bonus and the Termination Date will be the Vesting Date for purposes of Section 3.

3. Payment of Retention Bonus. The amount of the Retention Bonus that becomes vested on any Vesting Date will be paid to the Executive in a cash lump sum as soon as practicable following the applicable Vesting Date but in no event later than thirty (30) days after the applicable Vesting Date.

4. Other Terms of Employment. The following additional terms and conditions shall apply to Executive’s employment with the Company:

(a)

Equity Awards. If the Executive’s Termination Date occurs after February 28, 2020 on account of the Executive’s voluntary resignation or on account of a Qualifying Termination, any equity awards granted under the LTIP that have been outstanding for at least one (1) year as of the Termination Date (the “Prorated Awards”) shall vest on a pro rata basis (determined based on the period from the grant date of such equity award through the Termination Date and the total period included in the applicable vesting period); provided, however, that any Prorated Awards shall vest based on their original vesting schedule and those that are performance-based equity awards shall vest based on actual performance applicable to such awards. The award agreements evidencing applicable equity awards shall reflect the foregoing terms.

(b)

Payment for Notice Period. If the Executive’s Termination Date occurs on account of the Executive’s voluntary resignation between March 1, 2020 and August 31, 2020, the Executive shall not be required to provide any services after his voluntary resignation (including for any notice period) and he shall not be entitled to any payment from the Company for any required notice period under applicable law (and such payment shall be deemed to be part of the Retention Bonus otherwise payable under this Agreement).

5. Miscellaneous Provisions.

(a)	Withholding. All payments under this Agreement are subject to applicable taxes and other withholdings.

(b)

Entire Agreement. This Agreement constitutes the entire agreement and understanding between the parties in respect of the subject matter hereof and supersede all prior and contemporaneous arrangements, agreements and understandings, both oral and written, whether in term sheets, presentations or otherwise, between the parties with respect to the subject matter hereof.

(c)

Amendment; Waiver. This Agreement may be amended, in writing, with the mutual consent of the parties hereto. No waiver of any breach or condition of this Agreement will be deemed to be a waiver of any other or subsequent breach or condition, whether of like or different nature.

(d)

Severability. The Agreement will be enforceable to the fullest extent allowed by law. In the event that any provision of the Agreement is determined to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, then that provision will be reduced, modified or otherwise conformed to the relevant law, judgment or determination to the degree necessary to render it valid and enforceable without affecting the validity, legality or enforceability of any other provision of the Agreement or the validity, legality or enforceability of such provision in any other jurisdiction. Any provision of the Agreement that is prohibited or unenforceable in any jurisdiction will, as to such jurisdiction, be deemed severable from the remainder of the Agreement, and the remaining provisions contained in the Agreement will be construed to preserve to the maximum permissible extent the intent and purposes of the Agreement.

(e)	Assignment. Neither this Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof will be assignable by the Executive.

(f)

Successors and Assigns; No Third Party Beneficiaries. This Agreement will inure to the benefit of and be binding upon the Company and the Executive and their respective heirs, successors, legal representatives and permitted assigns. Nothing in this Agreement, expressed or implied, is intended to confer on anyone other than the Company and the Executive, and their respective heirs, successors, legal representatives and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

(g)	Counterparts. This Agreement may be signed in any number of counterparts, each of which will be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

(h)

Extraordinary Item of Compensation. The Retention Bonus is an extraordinary item of compensation outside the scope of the Executive’s employment (and the Executive’s employment contract, if any). As payment of a Retention Bonus is not part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension, or retirement benefits or similar payments.

(i)	Governing Law. The Agreement will be governed by the laws of the United Kingdom, without application of the conflicts of law principles thereof.

(j)

No Right to Continued Service. This Agreement does not constitute a guarantee of employment or continued service by the Company and will not give the Executive the right to be retained in the employ of the Company or any of its affiliates or any successor, nor any right or claim to any benefit under the Agreement unless such right or claim has specifically arisen under the Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the 7th of November 2018.

DELPHI TECHNOLOGIES PLC

By:	/s/ James D. Harrington
	Name:	James D. Harrington
	Title:	Senior Vice President & General Counsel

PARTICIPANT

/s/ Vivid Sehgal
Name: Vivid Sehgal

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